Exhibit 99.1

Actuant Reports Fourth Quarter and Full Year Fiscal 2017 Results; Provides Fiscal 2018 Guidance

MILWAUKEE--(BUSINESS WIRE)--September 27, 2017--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter and fiscal year ended August 31, 2017.

Highlights

  Consolidated sales and core sales were flat with the comparable prior year quarter as foreign currency rate changes increased sales 1% and net acquisition & divestitures were a 1% headwind. Solid core sales growth in both the Industrial and Engineered Solutions segments was offset by difficult market conditions in the Energy segment.
  GAAP diluted earnings (loss) per share (“EPS”) was $(1.65) in the fourth quarter of fiscal 2017 versus $0.29 in the comparable prior year period. Adjusted EPS was $0.19, which excludes fourth quarter fiscal 2017 restructuring charges as well as impairment and divestiture charges associated with the planned Viking SeaTech sale, compared to adjusted EPS of $0.30 in the comparable prior year period (see Consolidated Results below and the attached reconciliation of earnings).
  Strong cash flow resulting in the 17th consecutive year of free cash flow conversion in excess of 100% of adjusted net earnings.
  Signed definitive agreements to sell the Viking SeaTech business to Acteon, a global subsea services provider and acquire Mirage Machines, a $12 million revenue provider of industrial and energy maintenance tools, from Acteon.
  Introduced fiscal 2018 sales and adjusted EPS guidance in the range of $1.100-1.130 billion and $1.05-$1.15, respectively.

Randy Baker, President and CEO of Actuant, commented, “The fourth quarter came in largely as expected, with continued positive momentum within industrial tools, broad-based OEM production increases within Engineered Solutions, offset by persistent challenges within the served energy markets. The higher volumes delivered solid incremental profits within both Industrial and Engineered Solutions, however, Energy decrementals more than offset these gains. Adjusted EPS of $0.19 was in line with the previously provided guidance range. Most importantly, we delivered strong fourth quarter cash flow, extending our track record of cash conversion in excess of 100% of adjusted net earnings. Also significant was the action taken on reshaping the portfolio, reaching an agreement to divest the offshore mooring business and acquire an attractive tool tuck-in for Hydratight. In summary, while many challenges remain, I am confident in the progress we are making on our commercial, operational, and portfolio management strategies and I want to extend my appreciation to the entire Actuant organization for their hard work and accomplishments in 2017.”

Consolidated Results

Consolidated sales for the fourth quarter were $276 million, flat with the prior year’s sales level. Core sales were also flat as the benefit from foreign currency of 1% was offset by a 1% divestiture impact. Fiscal 2017 fourth quarter net loss and EPS were $(98.8) million and $(1.65), compared to earnings of $17.4 million and $0.29, respectively, in the comparable prior year quarter. Fiscal 2017’s fourth quarter included restructuring charges of $1.3 million net of tax ($0.02 per share), as well as $108.9 million in impairment and divestiture charges related to the pending sale of the Viking SeaTech business, net of tax ($1.82 per share). Fourth quarter 2016 results included restructuring charges of $2.1 million net of tax ($0.03 per share) and a $1.6 million, or $0.02 per share after-tax gain on the Sanlo product line divestiture. Excluding these items, adjusted EPS for the fourth quarter of fiscal 2017 was $0.19 compared to $0.30 in the comparable prior year period (see attached reconciliation of earnings).

Sales for the year ended August 31, 2017 were $1,096 million, 5% lower than the $1,149 million in the prior year. Excluding the 1% negative impact of foreign currency and negligible impact of net acquisitions/divestitures, fiscal 2017 core sales decreased 4%. Fiscal 2017 net loss and EPS were $(66.2) million and $(1.11), respectively. The comparable fiscal 2016 net loss was $(105.2) million or $(1.78) per share. Excluding restructuring, impairment and divestiture charges, the 2017 director and officer transition charges and one-time income tax benefit, fiscal 2017 adjusted EPS was $0.83 compared to $1.22 in the comparable prior year period (see attached reconciliation of earnings).

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2017	2016	2017	2016
Sales	$100.3	$94.0	$379.8	$359.8
Operating Profit	$24.1	$20.8	$84.9	$79.8
Adjusted Op Profit (1)	$24.1	$22.1	$86.6	$82.9
Adjusted Op Profit % (1)	24.0%	23.6%	22.8%	23.0%
(1) 2017 excludes $1.7 of restructuring charges for the full year. 2016 excludes $1.4 and $3.1 of restructuring charges in the fourth quarter and full year, respectively

Fourth quarter fiscal 2017 Industrial segment sales were $100 million or 7% higher than the prior year. The weaker US dollar created a 2% currency benefit, resulting in core sales growth of 5%. The year-over-year improvement reflects broad based double digit industrial tool demand growth with solid results across all major geographies and end markets. Concrete tensioning products experienced modest core sales declines and heavy lifting technology activity was significantly lower year-over-year due to the lumpy nature of its project work. Fourth quarter adjusted operating profit margin of 24% improved 40 basis points from the prior year on higher tool sales volumes, but was negatively impacted by continuing inefficiencies associated with the concrete tensioning facility consolidation as well as ongoing investments in commercial and engineering activities.

Energy Segment
(US $ in millions)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2017	2016	2017	2016
Sales	$68.6	$91.4	$309.6	$392.7
Operating Profit (Loss)	$(122.6)	$8.3	$(119.0)	$(107.5)
Adjusted Op Profit (2)	$(3.7)	$8.9	$(0.1)	$38.9
Adjusted Op Profit % (2)	(5.4)%	9.8%	0.0%	9.9%
(2) Fourth quarter and full year 2017 excludes $1.9 in restructuring charges, and $117.0 in impairment and divestiture charges. 2016 excludes $0.7 and $5.5 of restructuring charges in the fourth quarter and full year, respectively. 2016 also excludes second quarter fiscal 2016 impairment charges of $140.9.

Fiscal 2017 fourth quarter Energy segment sales declined 25% year-over-year to $69 million. With no net impact from either foreign currency or M&A activities, year-over-year core sales also declined 25%. Hydratight’s core sales rate of change experienced a sequential decline due to the worsening impact of maintenance cancellations, deferrals and scope reductions. The segment also experienced year-over-year declines in upstream offshore oil & gas related demand. However, the non-oil & gas portions of the segment continued to see the benefit of sales growth. Adjusted operating profit margins include significant losses from the upstream offshore oil & gas related product lines, low labor and tool utilization rates associated with the sluggish maintenance activity, and a provision for uncollectible receivables associated with previous work for a now bankrupt nuclear customer.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2017	2016	2017	2016
Sales	$106.8	$90.3	$406.4	$396.9
Operating Profit (Loss)	$6.2	$(5.0)	$16.9	$(43.0)
Adjusted Op Profit (3)	$6.1	$0.9	$20.4	$13.2
Adjusted Op Profit % (3)	5.7%	1.0%	5.0%	3.3%
(3) 2017 excludes $(0.1) and $3.5 of restructuring charges in the fourth quarter and full year, respectively. 2016 excludes $0.9 and $5.4 of restructuring charges in the fourth quarter and full year, respectively and $5.1 of losses on the Sanlo divestiture. 2016 full year results also exclude second quarter 2016 impairment charges of $45.7 million.

Fourth quarter fiscal 2017 Engineered Solutions segment sales were $107 million or 18% higher than the prior year. Excluding the 1% favorable currency and 3% Sanlo divestiture impacts, year-over-year core sales increased 20%. Fiscal 2017 sales reflect continued sequential improvement in customer production rates across nearly all served off-highway markets including agriculture and construction, as well as robust sales to China’s heavy-duty truck OEMs. Fourth quarter adjusted operating profit margin improved 470 basis points year-over-year due to higher volumes and the benefit of prior restructuring actions.

Corporate Expenses and Income Taxes

Corporate expenses for the fourth quarter of fiscal 2017 were $6.9 million, or $1.3 million higher than the comparable prior year period primarily due to higher M&A expenses, principally due to the pending Viking and Mirage transactions, and incentive compensation. Excluding the tax benefit on restructuring and impairment and divestiture charges, the effective income tax rate for the fourth quarter was approximately -10% compared to 6% for the comparable prior year period due to tax planning initiatives and the geographic mix of earnings.

Outlook

Baker continued, "Looking into fiscal 2018, we are encouraged by the progress across the organization in sales effectiveness, lean revitalization, and portfolio actions. In addition, the consolidation and simplification of roles as part of our recently announced organizational redesign will forge a stronger, more direct connection across the company and better position our teams to execute Actuant’s long term strategy.

We currently project full year fiscal 2018 sales in the range of $1.100 - 1.130 billion, reflecting a core sales increase of flat to 2%. The first half of the year we expect to see continued difficult comparisons in the energy maintenance market offset by solid growth levels across much of the remainder of the served end markets. We expect these circumstances to reverse in the back half of the fiscal year, with more difficult comparisons in Industrial and Engineered Solutions, and stabilization within Energy.

Adjusted EPS (excluding restructuring and divestiture charges) is expected to be in the range of $1.05-1.15, reflecting modestly higher sales and the benefit of the restructuring actions offset by a higher effective tax rate (estimated in the range of 5-10%) and higher incentive compensation. Given the pending transactions related to the divestiture of Viking SeaTech and acquisition of Mirage, for purposes of our 2018 guidance we have assumed these close simultaneously as of the end of the first fiscal quarter.

Full year free cash flow is expected to be in the range of $85-95 million.

First quarter guidance, which includes Viking sales and operating losses for the entire fiscal quarter, incorporates sales in the $260-270 million range on a flat to 2% core sales decline, and EPS of $0.14-0.19 (excluding restructuring and divestiture charges). The first quarter of fiscal 2018 is expected to contain the most difficult energy maintenance comparable of the year.

As always, our guidance excludes the impact of other potential future acquisitions and divestitures, as well as stock buybacks, which will be incorporated into future quarterly guidance updates as they occur.

In summary, we continue to reinvigorate organic growth and create a more efficient company by improving our execution and reducing structural costs. We believe that these actions, along with portfolio management initiatives, will best position the company to succeed throughout market cycles and improve long term shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, September 27, 2017. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2017	2016

ASSETS
Current assets
Cash and cash equivalents	$229,571	$179,604
Accounts receivable, net	190,206	186,829
Inventories, net	143,651	130,756
Assets held for sale	12,175	-
Other current assets	61,663	45,463
Total current assets	637,266	542,652

Property, plant and equipment, net	94,521	114,015
Goodwill	530,081	519,276
Other intangible assets, net	220,489	239,475
Other long-term assets	34,598	23,242

Total assets	$1,516,955	$1,438,660

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$133,387	$115,051
Accrued compensation and benefits	50,939	46,901
Current maturities of debt and short-term borrowings	30,000	18,750
Income taxes payable	6,080	9,254
Liabilities held for sale	101,083	-
Other current liabilities	57,445	51,956
Total current liabilities	378,934	241,912

Long-term debt, net	531,940	561,681
Deferred income taxes	29,859	31,356
Pension and postretirement benefit liabilities	19,862	25,667
Other long-term liabilities	55,821	57,094
Total liabilities	1,016,416	917,710

Shareholders' equity
Capital stock	16,040	15,879
Additional paid-in capital	138,449	114,980
Treasury stock	(617,731)	(617,731)
Retained earnings	1,191,042	1,259,645
Accumulated other comprehensive loss	(227,261)	(251,823)
Stock held in trust	(2,696)	(2,646)
Deferred compensation liability	2,696	2,646
Total shareholders' equity	500,539	520,950

Total liabilities and shareholders' equity	$1,516,955	$1,438,660

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2017	2016	2017	2016

Net sales	$275,695	$275,769	$1,095,784	$1,149,410
Cost of products sold	179,175	179,489	716,067	746,013
Gross profit	96,520	96,280	379,717	403,397

Selling, administrative and engineering expenses	71,879	64,295	277,488	274,497
Amortization of intangible assets	5,106	5,596	20,474	22,943
Loss on product line divestiture	-	5,092	-	5,092
Director & officer transition charges	-	-	7,784	-
Restructuring charges	1,795	3,113	7,228	14,571
Impairment & other divestiture charges	116,979	-	116,979	186,511
Operating (loss) profit	(99,239)	18,184	(50,236)	(100,217)

Financing costs, net	7,683	7,532	29,703	28,768
Other expense (income), net	1,493	(246)	2,752	1,359
(Loss) earnings before income tax benefit	(108,415)	10,898	(82,691)	(130,344)

Income tax benefit	(9,651)	(6,504)	(16,478)	(25,170)
Net (loss) earnings	$(98,764)	$17,402	$(66,213)	$(105,174)

(Loss) earnings per share
Basic	$(1.65)	$0.30	$(1.11)	$(1.78)
Diluted	(1.65)	0.29	(1.11)	(1.78)

Weighted average common shares outstanding
Basic	59,726	58,938	59,436	59,010
Diluted	59,726	59,598	59,436	59,010

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2017	2016	2017	2016

Operating Activities
Net (loss) earnings	$(98,764)	$17,402	$(66,213)	$(105,174)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment & other divestiture charges, net of tax benefit	108,860	-	108,860	169,056
Depreciation and amortization	10,848	11,558	43,110	47,777
Stock-based compensation expense	1,881	2,874	16,733	10,442
Benefit for deferred income taxes	(10,320)	(15,178)	(8,956)	(17,403)
Amortization of debt issuance costs	413	413	1,657	1,652
Other non-cash adjustments	179	(57)	1,202	(517)
Gain on disposal of businesses, net of tax benefit	-	(1,557)	-	(1,557)
Changes in components of working capital and other:
Accounts receivable	19,143	12,506	(3,475)	20,261
Inventories	(10,958)	4,766	(11,277)	10,202
Trade accounts payable	4,660	(4,229)	18,117	(7,727)
Prepaid expenses and other assets	1,745	4,691	(5,367)	(3,291)
Income tax accounts	8,624	18,192	(11,298)	(7,916)
Accrued compensation and benefits	(17)	182	3,752	3,912
Other accrued liabilities	140	(8,857)	1,002	(2,020)
Cash provided by operating activities	36,434	42,706	87,847	117,697

Investing Activities
Capital expenditures	(5,276)	(4,586)	(28,195)	(20,209)
Proceeds from sale of property, plant and equipment	326	661	570	9,296
Business acquisitions, net of cash acquired	-	(1,242)	-	(81,916)
Proceeds from sale of product line, net of transaction costs	-	9,695	-	9,695
Cash (used in) provided by investing activities	(4,950)	4,528	(27,625)	(83,134)

Financing Activities
Net borrowings (repayments) on revolving credit facility	-	-	-	(210)
Principal repayments on term loan	(7,500)	(3,750)	(18,750)	(3,750)
Redemption of 5.625% senior notes	-	-	(500)	-
Purchase of treasury shares	-	(2,976)	-	(17,101)
Taxes paid related to the net share settlement of equity awards	(66)	(65)	(1,065)	(1,409)
Stock option exercises, related tax benefits and other	954	687	8,917	6,416
Payment of deferred acquisition consideration	-	-	(742)	-
Cash dividend	-	-	(2,358)	(2,376)
Cash used in financing activities	(6,612)	(6,104)	(14,498)	(18,430)

Effect of exchange rate changes on cash	5,745	1,385	4,243	(5,375)
Net increase (decrease) in cash and cash equivalents	30,617	42,515	49,967	10,758
Cash and cash equivalents - beginning of period	198,954	137,089	179,604	168,846
Cash and cash equivalents - end of period	$229,571	$179,604	$229,571	$179,604

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2016					FISCAL 2017
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$88,870	$81,189	$95,750	$94,008	$359,817	$87,290	$91,648	$100,503	$100,315	$379,756
ENERGY SEGMENT	113,763	86,224	101,300	91,443	392,730	84,646	72,884	83,480	68,584	309,594
ENGINEERED SOLUTIONS SEGMENT	102,378	95,876	108,291	90,318	396,863	93,857	94,337	111,444	106,796	406,434
TOTAL	$305,011	$263,289	$305,341	$275,769	$1,149,410	$265,793	$258,869	$295,427	$275,695	$1,095,784

% SALES GROWTH
INDUSTRIAL SEGMENT	-13%	-16%	-8%	-6%	-11%	-2%	13%	5%	7%	6%
ENERGY SEGMENT	2%	-14%	2%	-9%	-5%	-26%	-15%	-18%	-25%	-21%
ENGINEERED SOLUTIONS SEGMENT	-10%	-8%	-8%	-9%	-9%	-8%	-2%	3%	18%	2%
TOTAL	-7%	-13%	-5%	-8%	-8%	-13%	-2%	-3%	0%	-5%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$21,263	$17,003	$22,519	$22,144	$82,929	$19,491	$19,037	$24,019	$24,076	$86,623
ENERGY SEGMENT	12,124	5,348	12,438	8,941	38,851	3,328	(647)	895	(3,675)	(99)
ENGINEERED SOLUTIONS SEGMENT	4,937	2,555	4,768	927	13,187	2,834	3,282	8,174	6,069	20,359
CORPORATE / GENERAL	(8,573)	(6,928)	(7,886)	(5,623)	(29,010)	(6,450)	(6,372)	(5,372)	(6,935)	(25,128)
ADJUSTED OPERATING PROFIT	$29,751	$17,978	$31,839	$26,389	$105,957	$19,203	$15,300	$27,716	$19,535	$81,755
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	(186,511)	-	-	(186,511)	-	-	-	(116,979)	(116,979)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(5,092)	(5,092)	-	-	-	-	-
RESTRUCTURING CHARGES	(4,380)	(3,582)	(3,496)	(3,113)	(14,571)	(2,948)	(2,101)	(384)	(1,795)	(7,228)
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(7,784)	-	-	-	(7,784)
OPERATING PROFIT (LOSS)	$25,371	$(172,115)	$28,343	$18,184	$(100,217)	$8,471	$13,199	$27,332	$(99,239)	$(50,236)

ADJUSTED OPERATING PROFIT %
INDUSTRIAL SEGMENT	23.9%	20.9%	23.5%	23.6%	23.0%	22.3%	20.8%	23.9%	24.0%	22.8%
ENERGY SEGMENT	10.7%	6.2%	12.3%	9.8%	9.9%	3.9%	-0.9%	1.1%	-5.4%	0.0%
ENGINEERED SOLUTIONS SEGMENT	4.8%	2.7%	4.4%	1.0%	3.3%	3.0%	3.5%	7.3%	5.7%	5.0%
ADJUSTED OPERATING PROFIT %	9.8%	6.8%	10.4%	9.6%	9.2%	7.2%	5.9%	9.4%	7.1%	7.5%

EBITDA
INDUSTRIAL SEGMENT	$22,959	$18,829	$24,686	$24,209	$90,683	$21,217	$21,064	$25,575	$25,851	$93,707
ENERGY SEGMENT	18,348	10,968	16,819	13,717	59,852	9,108	2,943	4,633	142	16,826
ENGINEERED SOLUTIONS SEGMENT	8,498	6,882	8,504	5,270	29,154	6,281	7,277	11,716	9,533	34,807
CORPORATE / GENERAL	(8,201)	(6,552)	(7,560)	(5,182)	(27,495)	(5,879)	(5,846)	(4,868)	(6,637)	(23,230)
ADJUSTED EBITDA	$41,604	$30,127	$42,449	$38,014	$152,194	$30,727	$25,438	$37,056	$28,889	$122,110
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	(186,511)	-	-	(186,511)	-	-	-	(116,979)	(116,979)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(5,092)	(5,092)	-	-	-	-	-
RESTRUCTURING CHARGES	(4,380)	(3,582)	(3,496)	(3,113)	(14,571)	(2,948)	(2,101)	(384)	(1,795)	(7,228)
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(7,784)	-	-	-	(7,784)
EBITDA	$37,224	$(159,966)	$38,953	$29,809	$(53,980)	$19,995	$23,337	$36,672	$(89,885)	$(9,881)

ADJUSTED EBITDA %
INDUSTRIAL SEGMENT	25.8%	23.2%	25.8%	25.8%	25.2%	24.3%	23.0%	25.4%	25.8%	24.7%
ENERGY SEGMENT	16.1%	12.7%	16.6%	15.0%	15.2%	10.8%	4.0%	5.5%	0.2%	5.4%
ENGINEERED SOLUTIONS SEGMENT	8.3%	7.2%	7.9%	5.8%	7.3%	6.7%	7.7%	10.5%	8.9%	8.6%
ADJUSTED EBITDA %	13.6%	11.4%	13.9%	13.8%	13.2%	11.6%	9.8%	12.5%	10.5%	11.1%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2016					FISCAL 2017
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET (LOSS) EARNINGS	$15,448	$(159,190)	$21,166	$17,402	$(105,174)	$4,965	5,074	22,511	(98,764)	$(66,213)
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	186,511	-	-	186,511	-	-	-	116,979	116,979
INCOME TAX BENEFIT ON IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	(17,455)	-	-	(17,455)	-	-	-	(8,119)	(8,119)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	5,092	5,092	-	-	-	-	-
INCOME TAX BENEFIT ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(6,649)	(6,649)	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	7,784	-	-	-	7,784
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(2,880)	-	-	-	(2,880)
RESTRUCTURING CHARGES	4,380	3,582	3,496	3,113	14,571	2,948	2,101	384	1,795	7,228
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(1,182)	(1,185)	(994)	(960)	(4,321)	(777)	(564)	(124)	(494)	(1,959)
INCOME TAX BENEFIT	-	-	-	-	-	-	-	(3,193)	-	(3,193)
ADJUSTED EARNINGS	$18,646	$12,263	$23,668	$17,998	$72,575	$12,040	$6,611	$19,578	$11,397	$49,627

ADJUSTED DILUTED EARNINGS PER SHARE (1)
NET EARNINGS (LOSS)	$0.26	$(2.70)	$0.36	$0.29	$(1.78)	$0.08	$0.08	$0.37	$(1.65)	$(1.11)
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	3.16	-	-	3.16	-	-	-	1.96	1.96
INCOME TAX BENEFIT ON IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	(0.30)	-	-	(0.30)	-	-	-	(0.14)	(0.14)
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	0.09	0.08	-	-	-	-	-
INCOME TAX BENEFIT ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	(0.11)	(0.11)	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	0.13	-	-	-	0.13
INCOME TAX BENEFIT ON DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	(0.05)	-	-	-	(0.05)
RESTRUCTURING CHARGES	0.07	0.06	0.06	0.05	0.24	0.05	0.03	0.01	0.03	0.12
INCOME TAX BENEFIT ON RESTRUCTURING CHARGES	(0.02)	(0.02)	(0.02)	(0.02)	(0.07)	(0.01)	(0.01)	-	(0.01)	(0.03)
INCOME TAX BENEFIT	-	-	-	-	-	-	-	(0.05)	-	(0.05)
ADJUSTED DILUTED EARNINGS PER SHARE	$0.31	$0.21	$0.40	$0.30	$1.22	$0.20	$0.10	$0.33	$0.19	$0.83

ADJUSTED EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$15,448	$(159,190)	$21,166	$17,402	$(105,174)	$4,965	$5,074	$22,511	$(98,764)	$(66,213)
FINANCING COSTS, NET	7,117	6,866	7,253	7,532	28,768	7,132	7,334	7553	7,683	29,703
INCOME TAX EXPENSE (BENEFIT)	2,187	(20,026)	(827)	(6,504)	(25,170)	(2,998)	200	(4,029)	(9,651)	(16,478)
DEPRECIATION & AMORTIZATION	12,472	12,384	11,361	11,379	47,596	10,896	10,729	10,637	10,847	43,108
EBITDA	$37,224	$(159,966)	$38,953	$29,809	$(53,980)	$19,995	23,337	36,672	(89,885)	$(9,881)
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	186,511	-	-	186,511	-	-	-	116,979	116,979
LOSS ON SANLO PRODUCT LINE DIVESTITURE	-	-	-	5,092	5,092	-	-	-	-	-
DIRECTOR & OFFICER TRANSITION CHARGES	-	-	-	-	-	7,784	-	-	-	7,784
RESTRUCTURING CHARGES	4,380	3,582	3,496	3,113	14,571	2,948	2,101	384	1,795	7,228
ADJUSTED EBITDA	$41,604	$30,127	$42,449	$38,014	$152,194	$30,727	25,438	37,056	28,889	$122,110
FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Adjusted earnings and adjusted diluted earnings per share represent net (loss) earnings and (loss) earnings per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net (loss) earnings or diluted (loss) earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net (loss) earnings before financing costs, net, income tax expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net (loss) earnings, operating (loss) profit or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
(Dollars in millions, except for per share amounts)

	Q1 FISCAL 2018		FISCAL 2018
	LOW	HIGH	LOW	HIGH
RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE TO ADJUSTED
DILUTED EARNINGS PER SHARE GUIDANCE
GAAP DILUTED EARNINGS PER SHARE	$0.03	$0.08	$0.91	$1.01
GAIN/LOSS ON PRODUCT LINE DIVESTITURE, NET OF TAX (1)	TBD	TBD	TBD	TBD
RESTRUCTURING CHARGES	0.11	0.11	0.14	0.14
ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE	$0.14	$0.19	$1.05	$1.15

RECONCILIATION OF GAAP CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
CASH FLOW FROM OPERATIONS			$100	$110
CAPITAL EXPENDITURES			(25)	(25)
OTHER			10	10
FREE CASH FLOW GUIDANCE			$85	$95
FOOTNOTES
NOTE:	Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

(1)	The gain/loss on product line divestiture associated with closing the sale of the Viking SeaTech business is subject to numerous uncertainties which makes any estimate not meaningful.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562